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                                                                    Exhibit 99.1

FROM: Sierra Pacific Resources                         TO:  PR Newswire
      Analyst Contact:                                 US1
      Vicki Erickson   775-834-5646                    1-800-473-5152
      Media Contact:
      Karl Walquist    775-834-3891

Feb. 10, 2003

Sierra Pacific Resources Reports Fourth Quarter and Year-End 2002 Financial Results

     Las Vegas - Sierra Pacific Resources (NYSE: SRP) today announced financial results for 2002, a year in which it would have recorded a profit except for a pre-tax write-off of $527 million.

     For the year ended Dec. 31, 2002, the company reported a net loss of $(307.5) million, or $(3.01) per share, compared with net earnings of $56.7 million, or $0.65 per share, in 2001. Excluding the write-off related to disallowances on deferred energy costs during 2002, Sierra Pacific Resources would have recorded net income of approximately $35 million for the year.

     In the fourth quarter of 2002, Sierra Pacific Resources had a loss of $(39.5) million, or $(0.39) per share, compared with net income of $5.8 million, or $0.06 per share, for the comparable quarter in 2001. The loss is attributable to milder-than-normal weather, higher interest expense and other charges.

     Walt Higgins, chairman, president and chief executive officer, said, "While the past year was extremely difficult due to the extraordinary events, we are focusing our efforts on strengthening the company's balance sheet and liquidity with several initiatives, some of which we recently announced. Our number one priority continues to be restoring the company's financial health."


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     Last week, the company announced that it had reached agreements to exchange
30 percent of its mandatorily convertible securities for common stock, reducing the company's outstanding debt by approximately $105 million and its future interest expense by approximately $26 million through 2005.

     The $527 million pre-tax write-off of deferred energy charges and related carrying charges resulted from decisions by regulators to disallow the recovery of a significant portion of purchased power and gas costs incurred by the company's utility subsidiaries, Nevada Power Company and Sierra Pacific Power Company. Regulators disallowed recovery of $434.1 million in deferred energy costs, excluding carrying charges, for Nevada Power and $57 million in deferred energy and gas costs, excluding carrying charges, for Sierra Pacific Power.

     Nevada Power recorded a fourth quarter 2002 loss of $(19) million, compared with net income of $6.9 million for the comparable quarter in 2001. Sierra Pacific Power reported a fourth quarter 2002 loss of $(5.5) million, compared with earnings of $9.3 million in the comparable quarter a year earlier.

Webcast Scheduled for 7 a.m. PST Today

     Senior management of Sierra Pacific will review the company's quarterly and year-end financial results during a conference call and webcast today at 7 a.m. Pacific Standard Time. Interested parties can access the conference call at 1-800-553-2720 Callers must use conference call ID number 3041928 to listen to the call. Interested parties can access a webcast of the call with the following link:

     www.on24.com/clients/default/irevent.html?eventid=1503
     ------------------------------------------------------

     The webcast will be accessible on the Sierra Pacific Resources' web site at




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     http://www.sierrapacificresources.com/investors/news/. An archived version
     -----------------------------------------------------
of the webcast will be available on the Sierra Pacific Resources web site.

     To listen to a recording of the call by telephone, call 1-888-211-2648 and use the conference call ID number to access the recording.

     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership, Sierra Pacific Communications, a telecommunications company, and Sierra Pacific Energy (e-three), an energy conservation services company.

     This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Resource's ability to access the capital markets to refinance upcoming debt maturities and for general corporate purposes, Resource's ability to receive dividends from its subsidiaries in the near future and the financial performance of the Company's subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their pending and future rate cases, their ability to access the capital markets to refinance debt and for general corporate purposes, their ability to purchase sufficient power to meet their power demands, whether terminated power suppliers will be successful in pursuing claims against Nevada Power and Sierra Pacific Power for liquidated damages under their terminated power contracts and weather conditions during the summer of 2003 and beyond. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these

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forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Highlights:

Sierra Pacific Resources

Financial Highlights

(In thousands, except for per share amount)

                                                       SRP                         NPC                       SPP
                                            --------------------------- ----------------------------------------------------
Fourth Quarter 2002
                                                2002          2001         2002          2001         2002         2001
                                                ----          ----         ----          ----         ----         ----

Revenues                                        $630,811      $732,996     $355,167      $462,154     $274,337     $265,351

Operating Expenses                               596,342       680,125      337,756       437,915      259,182      241,611

Net Income (Loss) Available for Common           (39,497)        5,768      (19,045)        6,946       (5,479)       9,338

Net Income (Loss) Per Share                       $(0.39)        $0.06            -             -            -            -

Net Income (Loss) Contribution Per Share               -             -       $(0.19)        $0.07       $(0.05)       $0.09

SRP Weighted Average Shares Outstanding          102,150       102,099      102,150       102,099      102,150      102,099



Year to Date December 31, 2002

                                                2002          2001         2002          2001         2002         2001
                                                ----          ----         ----          ----         ----         ----

Revenues                                      $2,991,703    $4,591,374   $1,901,034    $3,025,103   $1,081,034   $1,547,430

Operating Expenses                             3,024,759     4,368,505    2,005,037     2,880,739    1,025,742    1,468,462

Net Income (Loss) Available For Common          (307,521)       56,733     (235,070)       63,405      (17,868)      45,910

Net Income (Loss) Per Share                       $(3.01)        $0.65            -             -            -            -

Net Income (Loss) Contribution Per Share               -             -       $(2.30)        $0.72       $(0.17)       $0.52

SRP Weighted Average Shares Outstanding          102,126        87,542      102,126        87,542      102,126       87,542